Exhibit 99.1
ADVENTRX PRESENTS POSITIVE THIOVIR PRECLINICAL RESULTS
SAN DIEGO – April 3, 2006 – ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) announced today that data were presented showing strong antiviral synergy without added cytotoxicity with combinations of Thiovir™ and zidovudine (AZT) in a series of in vitro tests serving as models for human immunodeficiency virus (HIV) infection. The data were presented on Friday, March 31 at the HIV Pathogenesis Meeting, in Keystone, Colorado. The abstract entitled “Synergistic antiviral activity and additive cytotoxicity of Thiovir combined with zidovudine” was presented by Shani Waninger, Ph.D., associate director of research and development for ADVENTRX. Thiovir is a broad spectrum antiviral and oral prodrug for foscarnet, a drug approved to treat opportunistic infections in HIV/AIDS patients. Thiovir is being developed as a reverse transcriptase inhibitor to be used as a component of highly active antiretroviral therapy (HAART) for HIV/AIDS and as a potential antiviral therapy for avian flu.
Results were presented from in vitro tests that revealed various combinations of Thiovir and zidovudine showed strong synergistic antiviral activity. This antiviral synergy between Thiovir and zidovudine was significantly more pronounced than antiviral activity of combinations of foscarnet and zidovudine, which were found to be only slightly synergistic to antagonistic. Furthermore, combinations of Thiovir and zidovudine showed less cytotoxicity than combinations of foscarnet and zidovudine, suggesting a safer toxicity profile of the Thiovir and zidovudine combination. Together, these results imply that Thiovir and zidovudine would be compatible as part of an antiviral therapy. Copies of the poster presentation will be available in the “Resources” section of the Company’s Web site at http://www.adventrx.com/library/publications.htm.
“The strong antiviral activity demonstrated by combinations of Thiovir and zidovudine is intriguing since it suggests that lower dosages of each drug may be required when they are administered together to achieve a level of viral inhibition,” said Joan M. Robbins, Ph.D., ADVENTRX chief scientific officer and executive vice president. “Furthermore, according to these preliminary results, combinations of Thiovir and zidovudine do not increase the toxicity greater than the sum of the toxicity from each of the drugs, which could have important clinical implications from a drug tolerability standpoint.”
ADVENTRX currently plans to file an investigational new drug application (IND) with the US Food and Drug Administration (FDA) in the first half of 2006 in order to conduct a Phase I/II clinical trial using Thiovir to treat HIV/AIDS. In addition, the Company is investigating Thiovir as a potential treatment for avian influenza and is currently exploring international regulatory strategies. The Company recently announced that Thiovir was active against an H5N1 hybrid influenza strain.
About Thiovir
Thiovir is a broad spectrum antiviral drug that has been shown in preclinical tests to inhibit HIV, influenza A and herpes viruses. Thiovir is a pyrophosphate analogue and reverse transcriptase inhibitor designed for oral delivery as a component of highly active antiretroviral therapy (HAART) for HIV/AIDS. Thiovir is a prodrug for foscarnet that delivers both the active drug TPFA (thiophosphonoformate) and the active metabolite PFA (foscarnet).
About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing new technologies for anticancer and antiviral treatments that surpass the performance and safety of existing drugs, by addressing significant problems such as drug metabolism, toxicity, bioavailability and resistance. More information can be found on the Company’s Web site at www.adventrx.com.
Forward Looking Statement
This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, regarding ADVENTRX. Such statements are made based on management’s current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements regarding ADVENTRX, see the section titled “Risk Factors” in ADVENTRX’s last annual report on Form 10-K, as well as other reports that ADVENTRX files from time to time with the Securities and Exchange Commission. All forward-looking statements regarding ADVENTRX are qualified in their entirety by this cautionary statement. ADVENTRX undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.